PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Dollars in thousands)



                                                 June 30,         December 31,
                                                   1995               1994
                                                   ----               ----
                                               (unaudited)

Short-term debt                            $       76,700              49,300
Current portion of long-term debt                  16,800              25,300
Long-term debt                                    624,800             622,300
                                              -----------         -----------
   Total debt                                     718,300             696,900
Minority interests in subsidiaries                 67,300              65,300
Common shareholders' equity                     2,405,500           2,187,600
                                              -----------         -----------
   Total capitalization                    $    3,191,100           2,949,800
                                              ===========         ===========

Ratio of total debt to total
 capitalization                                      22.5%               23.6%
                                              ===========         ===========